                                                                    EXHIBIT 1.05


                                     FORM OF
                              TAX SHARING AGREEMENT

               Agreement dated this 14th day of October, 1997, by and among Western Wireless Corporation, a Washington corporation ("WWC"), Western PCS Corporation, a Delaware corporation ("Western PCS") and Hutchison
Telecommunications PCS (USA) Limited, a British Virgin Islands corporation (the "Investor") (the "Agreement").

               WHEREAS, WWC is the common parent of an affiliated group of corporations that files a consolidated federal income tax return (the "WWC Affiliated Group");

               WHEREAS, prior to the date hereof, WWC owned all of the outstanding stock of Western PCS;

               WHEREAS, as of the date hereof, Investor will acquire from Western PCS 19.9 percent of the outstanding common stock of Western PCS (the "Purchase"); and

               WHEREAS, WWC, Western PCS and Investor desire to establish an arrangement whereby the income tax liabilities of Western PCS and its direct and indirect subsidiaries (the "Western PCS Group") will be determined and paid by WWC and rebilled to Western PCS for settlement, and the Western PCS Group will be compensated by WWC for the use of certain Western PCS Group net operating losses and other tax attributes;

               NOW, THEREFORE, WWC, Western PCS and Investor agree as follows:

                                    ARTICLE I

               1.01 Preparation and Filing of Tax Returns by WWC. WWC shall prepare and timely file, or shall cause the preparation and timely filing of, all federal, state, and other income tax returns ("Tax Returns") of the Western PCS Group. With respect to the tax treatment of items affecting the Western PCS Group, such Tax Returns shall be prepared (in the absence of a material change in law or circumstance) in a manner that is consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Purchase.

               1.02 Payment of Taxes by WWC. Subject to Sections 1.05 and 1.08 and any rights of offset that WWC may have under this Agreement, WWC shall pay, or cause to be paid, all income taxes, interest, and penalties due with respect to income earned or recognized by the Western PCS Group.

               1.03 Determination of Income Taxes of the Western PCS Group. WWC shall determine and allocate to each member of the Western PCS Group its income taxes and related penalties and interest as if it were a separate and independent taxpayer. For purposes of this determination, WWC shall not give effect to any federal net operating loss carryover or carryback that would be available to any member of the Western PCS Group. The computations shall be prepared from year to year (in the absence of a material change in law or circumstance) in a manner consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Purchase. In the event that the WWC Affiliated Group files its consolidated federal income Tax Return on the basis of the alternative minimum tax, each member of the Western PCS Group will be allocated tax by WWC based on its tax calculated on a stand-alone basis. Items relating to intercompany transactions shall be treated as provided under Treasury Reg. Section 1.1502-13.

               WWC shall consult with Western PCS and Investor in the determination of the Western PCS Group members' allocated income tax liabilities and shall afford Western PCS and Investor reasonable opportunity to review such determinations by making such determinations available to Western PCS and Investor. Not later than the later of (i) 15 days after receipt of such determinations by Western PCS and Investor and (ii) 15 days before the filing due date of the relevant Tax Return, Investor or Western PCS shall notify WWC of any determinations or allocations with which Investor or Western PCS disagrees, including a reasonably detailed explanation of such disagreement. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties.

               In addition to the other principles and policies set forth in this Agreement, the parties have agreed that the determination and allocation of taxes under this Section shall be computed on the basis that (i) the merger of Western PCS III Corporation into Western PCS II Corporation during 1997 was a qualifying tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) any tax liability arising as a result of any future spin-off by Western PCS of any direct or indirect subsidiary of Western PCS shall not be allocated to any member of the Western PCS Group.

               WWC and Western PCS shall cooperate to effectively monitor any "excess loss accounts" (as defined in Treasury Reg. Section 1.1502-19) anywhere within the Western PCS Group. Prior to any event (including, but not limited to, debt cancellations and deconsolidation events) which may trigger recapture of income due to any excess loss account, WWC and Western PCS shall cooperate and use all commercially reasonably efforts to eliminate such excess loss account recapture or otherwise avoid or minimize the impact thereof.

               1.04 Determinations by WWC in Accordance with Allocation Policy Objectives. In the event that it may be unclear as to the result of the application of Section 1.03 to specific situations which may arise and which are not expressly addressed in Section 1.03, the allocation of taxes by WWC to the members of the Western PCS Group shall be made using the following tax allocation policy objective as a guide: the tax allocation policy is meant to fairly allocate federal, state, and local tax liabilities (without regard to federal net operating loss carryovers or carrybacks, except as provided in Sections 1.06 and 1.07) to the members of the Western PCS Group as if each such corporation filed its Tax Return and paid its tax on a separate company basis.

               1.05 Payment of Allocated Taxes. Subject to Sections 1.06 and 1.08, Western PCS shall pay to WWC on behalf of each of the members of the Western PCS Group, within 30 days after the later of (i) the receipt of the determinations referred to in Section 1.03 and (ii) the filing of the relevant Tax Return, the tax liability allocated to such member pursuant to Section 1.03, except for payments relating to disputed items under Section 1.03, which payments shall be made within 30 days after the resolution thereof. The tax liability of the WWC Affiliated Group, less the amount of tax liability allocated to the members of the Western PCS Group, shall be the sole responsibility of WWC and the other members of the WWC Affiliated Group, excluding the members of the Western PCS Group. The foregoing sentence shall not affect any right to indemnification that WWC or other members of its Affiliated Group may have from any person who is not a member of the WWC Affiliated Group for any taxes (including penalties and interest thereon and expenses related thereto) that are the responsibility of WWC. Western PCS may offset its obligation to make payments to WWC under this Section against WWC's obligations to make payments to Western PCS under the provisions of this Agreement.

               1.06 Treatment of Post-1997 Net Operating Losses and Other Tax Attributes. (a) If for any taxable year beginning on or after January 1, 1998, any member of the Western PCS Group has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) or generates any other tax attribute (e.g., a credit) that reduces the federal consolidated tax liability of the WWC Affiliated Group (excluding the Western PCS Group) for the year in which such loss is incurred or such attribute is generated, the amount of the net operating loss or tax attribute producing such reduction in tax liability shall be treated as follows: (i) first, to the extent of losses or attributes referred to in Section 1.12 (generally, Western PCS Group Pre-1997 Losses), as reducing the amount of such losses or attributes;
(ii) then, to the extent of losses referred to in Section 1.07 (Western PCS Group 1997 Losses), as reducing the amount of such losses; and (iii) thereafter, as a utilization of a current year loss or attribute; all as further described below in this Section.

               (b) With respect to the losses referred to in Section 1.06(a)(ii), WWC shall make such payment as provided in Section 1.07 by treating such amount as a "1997 Reimbursable Loss."

               (c) With respect to the losses and attributes referred to in
Section 1.06(a)(iii) above, the aggregate total of such losses and attributes shall be maintained in a deferred account (the "Western PCS Deferred Account") until the date upon which the Western PCS Group members (i) cease to file a consolidated federal income Tax Return with WWC, or (ii) cease to have any net operating loss carryovers computed on a stand-alone basis (taking into account the provisions of this Section 1.06 and computed as of the end of a taxable year). If the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, WWC shall pay to Western PCS within 30 days following the date of such deconsolidation an amount equal to the present value of the aggregate balance of such Western PCS Deferred Account determined by mutual agreement among WWC, Western PCS and Investor based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deconsolidation becomes effective, (ii) reasonable projections for the Western PCS Group with regard to the anticipated timing of the utilization by it of such losses and attributes and (iii) commercially reasonable discount rate. If there is a dispute between WWC, Western PCS and Investor with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. In no event shall payment of any disputed amount be required to be made prior to 30 days following resolution of such dispute. If, prior to any time that the Western PCS Group members cease to file a consolidated federal income tax return with WWC, the Western PCS Group members cease to have any net operating loss carryovers computed on a stand-alone basis (taking into account the provisions of this Section 1.06 and computed as of the end of a taxable year), WWC shall pay to Western PCS an amount equal to the difference between (A) the sum of the Western PCS Group members' federal income tax liabilities determined as if each such member were a separate and independent taxpayer, and (B) the sum of the Western PCS Group members' federal income tax liabilities determined as if each such member were a separate and independent taxpayer and had available to it a part of the net operating losses and other attributes in the Western PCS Deferred Account proportionate to its taxable income. Thereafter, such calculation shall be performed annually (or until the Western PCS Group members cease to file a consolidated federal income tax return with WWC), and the amount in the Western PCS Deferred Account shall be reduced by the amount of the net operating losses and other attributes utilized in determining the federal income tax liabilities of the Western PCS Group members in (B).

               (d) The principles of Section 1.06(c) shall apply equally to years in which the WWC Affiliated Group (excluding the members of the Western PCS Group) has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) or other tax attribute which reduces the tax liability of the Western PCS Group. The deferred account of the WWC Affiliated Group (excluding members of the Western PCS Group) (the "WWC Deferred Account") shall be increased for all such current year losses and other attributes referred to in this Section 1.06(d). No member of the Western PCS Group shall be required to make any payment pursuant to Section 1.05 for any taxable year to the extent that such payment which otherwise would be required under Section 1.05 is attributable to any amount added for that taxable year to such WWC Deferred Account.

               (e) WWC and Western PCS may each offset their obligations to make payments pursuant to Section 1.06(c) and (d) against the other party's obligations to make such payments.

               (f) If for any taxable year beginning on or after January 1, 1998, any member of the Western PCS Group has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) or generates any other tax attribute (e.g., a credit) that reduces the federal consolidated tax liability of the WWC Affiliated Group, for any year other than the year in which such loss is incurred or such attribute is generated, below the amount that would have been payable if such Western PCS Group member had not incurred such loss or generated such attribute, WWC shall pay the amount of the tax reduction so computed to Western PCS within 30 days after the filing of the consolidated federal income Tax Return that reflects such tax reduction or, if such tax reduction is due to the carryback of an item and refund of earlier payment, within 30 days after the receipt by WWC of such refund payment. WWC may offset its obligation to make payments to Western PCS under this Section 1.06(f) against Western PCS's obligations to make payments to WWC under the provisions of this Agreement.

               (g) The principles of Section 1.06 shall be applied on the basis that, if any member of the WWC Affiliated Group has a net operating loss (computed without regard to any net operating loss carryover or carryback) or generates any other tax attribute for any taxable year beginning on or after January 1, 1998, such net operating loss or tax attribute shall be used first to reduce the federal tax liability for such year of the other members of the Western PCS Group or WWC Affiliated Group (excluding the Western PCS Group members) of which such member having such net operating loss or tax attribute is a member.

               1.07 Reimbursement for the Use of Western PCS Group 1997 Net Operating Losses. If for the 1997 taxable year any member of the Western PCS Group has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) that reduces the federal consolidated tax liability of the WWC Affiliated Group for any year below the amount that would have been payable if such Western PCS Group member had not incurred such loss (such net operating loss a "1997 Reimbursable Loss"), WWC shall pay to Western PCS the amount of such tax reduction, computed as specified in the next sentence. The amount of the tax reduction shall be an amount equal to $20 million times a fraction, the numerator of which shall be the amount of the Western PCS Group members' 1997 Reimbursable Losses utilized for the year of tax reduction, and the denominator of which shall be the total amount of the Western PCS Group members' 1997 net operating losses (computed without regard to any net operating loss carryover or carryback from any period). In no event shall (i) the total payments made by WWC to Western PCS under this Section exceed $20 million or (ii) the payment for any particular year exceed the amount of the tax reduction referred to in the first sentence of this Section 1.07. Any payment by WWC required under this Section 1.07 shall be paid to Western PCS within 30 days of WWC's filing of the consolidated federal income Tax Return that reflects such tax reduction as determined under this Section. WWC may offset its obligation to make payments to Western PCS under this Section against Western PCS's obligations to make payments to WWC under the provisions of this Agreement.

               The amount of losses and payments referred to in this Section
1.07 shall be reduced by the losses and payments determined in Section 1.06(b).

               In any case where WWC would be required to make a payment under
Section 1.06(f) but for the existence of a Western PCS Group member 1997 net operating loss (computed without regard to any net operating loss carryover or carryback from any period), the WWC Affiliated Group's federal consolidated tax liability shall be deemed to be reduced first by the 1997 loss and WWC shall make a payment to Western PCS under this Section 1.07 accordingly.

               1.08 Interim Estimated Payments. Within 30 days after each request by WWC, Western PCS shall advance to WWC amounts computed consistently with Sections 1.03, 1.04 and 1.06 necessary to reimburse WWC for the portion of any estimated federal income tax payments attributable to the inclusion of the members of the Western PCS Group in the WWC consolidated federal income Tax Return. Any amounts so paid in any year shall operate to reduce the amount payable to WWC following the end of such year pursuant to Section 1.05 above, and any excess of payments made by Western PCS pursuant to this Section 1.08 shall promptly be refunded by WWC to Western PCS. Conversely, within 30 days after the due date of any estimated federal income tax payments, WWC shall advance to Western PCS amounts computed consistently with Sections 1.06 and 1.07 (and only if a current payment would be required pursuant to Sections 1.06 and 1.07) necessary to reimburse Western PCS for the reduction in estimated federal income tax payments attributable to the inclusion of the

Western PCS Group in the WWC consolidated federal income Tax Return. Any amounts so paid in any year shall operate to reduce the amount payable to Western PCS following the end of such year pursuant to Sections 1.06 and 1.07, and any excess of payments made by WWC pursuant to this Section 1.08 shall promptly be refunded to WWC by Western PCS.

               1.09 State and Local Combined Reporting. In the event that any Western PCS Group member, on the one hand, and WWC or any other member of the WWC Affiliated Group (other than a member of the Western PCS Group), on the other hand, compute their state or local income, franchise, net worth or similar tax liabilities in any jurisdiction on a combined, consolidated or unitary basis, this Agreement shall apply to such corporations with respect to such taxes to the fullest extent possible, taking into account any differences between the federal consolidated return system and the state or local combined, consolidated or unitary return system.

               1.10 Conduct of Tax Audits and Disputes; Tax Adjustments. Except as otherwise provided in this Section 1.10, WWC and its duly appointed representatives shall have the right on behalf of all members of the Western PCS Group to supervise or otherwise coordinate any tax examination process and to negotiate, resolve, settle, and contest any asserted tax deficiencies or assert and prosecute any claim for tax refund. WWC shall consult with Western PCS and Investor in connection with such matters as relate to the Western PCS Group, shall give Investor a reasonable opportunity to participate therein (provided that WWC shall retain ultimate control of such matters), and shall promptly provide to Western PCS and Investor all information relating to such matters received by WWC or its representatives, including providing copies of all notices, assessments, or similar documents within 15 days of receipt. WWC shall not agree to any audit adjustment or deficiency, settle any issue or amount, resolve any issue, contest any claim, or take any other action in any legal proceeding that pertains to the Western PCS Group except in good faith and based on the merits thereof and without regard to any other audit adjustment, deficiency, issue, amount, claim or proceeding relating to the WWC Affiliated Group (excluding the Western PCS Group).

               In the event of any adjustment to the Tax Returns of any member of the Western PCS Group as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service or other tax authority), the liability of each member of the Western PCS Group hereunder shall be redetermined to give effect to any such adjustment as if it had been made as part of the original determination and allocation of tax liability. Appropriate payments between WWC and Western PCS shall be made in respect of any such adjustment in accordance with the foregoing provisions of this Agreement within 30 days after any payments are made or refunds are received as a result of the adjustment or, in the case of contested proceedings, within 30 days after a final determination of the contest. Similar principles shall apply to the other members of the WWC Affiliated Group.

               1.11 Payment for Western PCS Group Post-1996 Losses and Other Tax Attributes Retained by WWC. In the event the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, WWC shall make a lump sum payment to Western PCS, according to the provisions of the following paragraph, within 30 days of the date that the Western PCS Group members leave the WWC Affiliated Group, in compensation for any unused net operating losses and other tax attributes arising after 1996 that are attributable to the Western PCS Group and that are retained by WWC.

               To the extent that Western PCS Group 1997 net operating losses are retained by WWC at such time, WWC shall pay to Western PCS the remaining unpaid balance of the $20 million due to Western PCS from WWC as provided in
Section 1.07, determined as if the amount of such retained losses were treated as o1997 Reimbursable Losses." In no event shall any payment to Western PCS under this Section in respect of net operating losses attributable to the Western PCS Group arising in 1997 exceed $20 million. To the extent that Western PCS Group post-1997 net operating losses or other attributes are retained by WWC at such time, WWC shall pay to Western PCS an amount equal to the present value of such retained net operating losses and other attributes determined by mutual agreement among WWC, Western PCS and Investor based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deconsolidation becomes effective, (ii) reasonable projections for the Western PCS Group with regard to the anticipated timing of the utilization by it of such losses and other attributes and (iii) a commercially reasonable discount rate. If there is a dispute among WWC, Western PCS and Investor with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. In no event shall payment of any disputed amount be required to be made prior to 30 days following resolution of such dispute.

               1.12 Payment for Western PCS Group Pre-1997 Losses and WWC Group (Excluding Western PCS Group) Post-1997 Losses and Other Attributes Retained by Western PCS. In the event the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, Western PCS shall make a lump sum payment to WWC, at the time the Western PCS Group members leave the WWC Affiliated Group, in consideration for (i) any unused net operating losses arising before 1997 that are attributable to the Western PCS Group and that are retained by the Western PCS Group members and (ii) any unused net operating losses or other tax attributes arising after 1996 that are attributable to members of the WWC Affiliated Group, other than members of the Western PCS Group, and that are retained by Western PCS Group members. The amount of the payment in respect of losses referred to in clause (i) of the preceding sentence shall be equal to $20 million times a fraction, the numerator of which shall be the retained losses in clause (i), and the denominator of which shall be the total amount of the net operating losses arising before 1997 that are attributable to the Western PCS Group as of the date of this Agreement. To the extent that such losses and attributes referred to in clause (ii) above are retained by Western PCS at such time, Western PCS shall pay to WWC an amount equal to the present value of such retained net operating losses and attributes determined by mutual agreement among WWC, Western PCS and Investor based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deconsolidation becomes effective, (ii) reasonable projections for the WWC Affiliated Group (excluding the Western PCS Group) with regard to the anticipated timing of the utilization by it of such losses and attributes and (iii) a commercially reasonable discount rate. If there is a dispute among WWC, Western PCS and Investor with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. In no event shall payment of any disputed amount be required to be made prior to 30 days following resolution of such dispute.

               For purposes of determining the amount of any payment to be made pursuant to this Section 1.12, the amount of pre-1997 losses and WWC Affiliated Group (excluding Western PCS Group) post-1997 losses and other attributes retained by the Western PCS Group members shall be reduced by losses and attributes as provided in clause (i) of Section 1.06(a).

               1.13 Ownership Change Loss Limitations. If a change of ownership (as determined under Section 382 of the Code) occurs with respect to WWC which causes the limitations of Section 382 to be applicable to any net operating loss (including carryforward losses) of any member of the Western PCS Group, WWC shall, at any time that the Western PCS Group (or any member thereof) ceases to file a consolidated federal income Tax Return with WWC, allocate to the Western PCS Group (or relevant member thereof) an equitable portion of any allowance for limited use of NOLs that remains available. Such allocation shall be determined based upon the proportion that the net operating losses (including carryforward net operating losses) of each member of the WWC Affiliated Group represents of the total of such losses (inclusive of such carryforward losses) of the entire WWC Affiliated Group as of the date of the deconsolidation.

               1.14 Indemnification of the Western PCS Group. WWC shall indemnify and hold the Western PCS Group members harmless from and against all federal, state, local, foreign and other taxes and penalties and interest related thereto due or payable by WWC or any member of the WWC Affiliated Group (other than taxes, penalties and interest allocable to members of the Western PCS Group pursuant to Sections 1.01 through 1.10 of this Agreement and taxes, penalties and interest of the members of the Western PCS Group where such items are not otherwise subject to the provisions of the Agreement). If, upon receipt by WWC of a notice of indemnification claim by Western PCS from Western PCS or Investor hereunder, WWC disputes such claim, WWC shall notify Western PCS and Investor of its disagreement and the basis therefor within 30 days of receipt of the notice of claim. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. Any indemnification payment required hereunder shall be paid within 30 days after the indemnifying party receives notice of such required payment from the indemnified party or, if disputed, within 30 days after the resolution of such dispute as provided in the preceding sentence. The indemnifying party shall also pay the reasonable attorney's fees and other costs incurred by the indemnified party with respect to the payment of such taxes and other amounts and the pursuit of the indemnification claim.

               1.15 Indemnification of WWC. Western PCS shall indemnify and hold WWC and all members of its Affiliated Group (other than the members of the Western PCS Group) harmless from and against all federal, state, local, foreign and other taxes and penalties and interest related thereto allocable to any member of the Western PCS Group pursuant to Sections 1.01 through 1.10 of this Agreement and taxes, penalties and interest of the members of the Western PCS Group where such items are not otherwise subject to the provisions of the Agreement. Any indemnification claim by WWC shall be delivered to both Western PCS and Investor. If, upon receipt by Western PCS and Investor of a notice of indemnification claim by WWC hereunder, Western PCS or Investor disputes such claim, Western PCS or Investor shall notify WWC of its disagreement and the basis therefor within 30 days of receipt of the notice of claim. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. Any indemnification payment required hereunder shall be paid within 30 days after the indemnifying party receives notice of such required payment from the indemnified party or, if disputed, within 30 days of the resolution of such dispute as provided in the preceding sentence. The indemnifying party shall also pay the reasonable attorney's fees and other costs incurred by the indemnified party with respect to the payment of such taxes and other amounts and the pursuit of the indemnification claim.

               1.16 Portion of Taxable Year. Whenever it is necessary under this Agreement to determine liability for taxes for a portion of a taxable year or period that begins before and ends after the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, the determination shall be made by assuming that each of the relevant corporations had a taxable year which ended at the close of the date on which such corporations cease to file a consolidated federal income Tax Return with WWC, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

               1.17 Payment Gross-up. Any payment required to be made under this Agreement after the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC shall be increased so that the net amount retained by the corporation to which payment is due, after deduction of any tax due thereon, shall be equal to the amount otherwise due. All parties agree to report payments to each other hereunder as non-includable and non-deductible to the extent permitted under applicable law.

                                   ARTICLE II

               2.01 Limitation to Consolidated Return Years. The obligations of the parties hereunder shall relate solely to taxes, net operating losses and tax attributes arising during taxable years for which the Western PCS Group members file a consolidated federal income Tax Return with WWC, except that if, in a taxable year in which the Western PCS Group no longer files a consolidated federal income Tax Return with WWC, the Western PCS Group generates a net operating loss or other tax attribute which it carries back to a year in which the Western PCS Group did file a consolidated federal income Tax Return with WWC, WWC shall promptly apply for a refund upon notice of such carryback to WWC and, upon receipt of such refund, shall promptly pay to Western PCS the amount of the refund. Western PCS shall pay and indemnify WWC for all out-of-pocket expenses including outside accountant's fees, attorney's fees and reasonable overhead allocation incurred by WWC in making such refund claim and WWC shall be entitled to offset any such expenses against the amount of any refund received.

               2.02 Expenses. Except as otherwise stated herein, all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

               2.03 Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between or among the parties other than those set forth or referred to in this Agreement.

               2.04 Section Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               2.05 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given when made, or served if in writing when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by returned telecopy, addressed as follows, or, in each case, to such other address as may be specified by a party in writing to another party:
               (a)  if to WWC, to it at:

                    Western Wireless Corporation
                    2001 NW Sammamish Road
                    Issaquah, Washington 98027
                    Attention:  Donald Guthrie
                    Facsimile No.:  425-313-7731

                    with copies (which shall not constitute notice) to:

                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention:  Barry A. Adelman, Esq.
                    Facsimile No.:  212-698-7825

                    and

                    Jones, Day, Reavis & Pogue
                    1450 G Street, N.W.
                    Washington, D.C. 20005
                    Attention:  Lester W. Droller, Esq.
                    Facsimile No.:  202-737-2832

               (b)  if to Western PCS, to it at:

                    Western PCS Corporation
                    2001 NW Sammamish Road
                    Issaquah, Washington 98027
                    Attention: Donald Guthrie
                    Facsimile No.: 425-313-7731

                    with copies (which shall not constitute notice) to:

                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention:  Barry A. Adelman, Esq.
                    Facsimile No.:  212-698-7825

                    and

                    Jones, Day, Reavis & Pogue
                    1450 G Street, N.W.
                    Washington, D.C. 20005
                    Attention:  Lester W. Droller, Esq.
                    Facsimile No.:  202-737-2832

               (c)  if to Investor, to it at:

                    Hutchison Telecommunications PCS (USA) Limited 22nd Floor, Hutchison House
                    10 Harcourt Road
                    Hong Kong
                    Attention:  Ms. Edith Shih
                    Facsimile No.:  852-2128-1778

                    with a copy (which shall not constitute notice) to:

                    Dewey Ballantine LLP
                    Suite 3907
                    Asia Pacific Finance Tower

                    Citibank Plaza, 3 Garden Road
                    Central Hong Kong
                    Attention:  John A. Otoshi
                    Facsimile No.:  852-2509-7088

               2.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

               2.07 Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such remaining provisions are inconsistent with the policy objectives set forth in Section 1.04.

               2.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (and, in the case of the second sentence of Section 2.09 below, to the benefit of the Investor as an express third party beneficiary thereof); provided, however, that no member of the Western PCS Group may assign any of its rights or obligations under this Agreement without the prior written consent of WWC.

               2.09 Arbitration. In the event of any dispute between WWC and Western PCS arising out of this Agreement, such dispute shall be submitted to arbitration in accordance (mutatis mutandis) with the terms and procedures set forth in Section 13(k) of the Shareholders Agreement of Western PCS, of even date herewith (the "Shareholders Agreement"), between WWC, Investor and Western PCS. The Investor shall have the right to participate in any pending arbitration and to consolidate any such arbitration with any arbitration which may be pending under the Shareholders Agreement and which relates to a dispute which involves in a material way substantially similar issues.

               IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties on the day set forth above.

                                            WESTERN WIRELESS CORPORATION



                                            By: ________________________________
                                                Title:


                                            WESTERN PCS CORPORATION



                                            By: ________________________________
                                                Title:

                                            HUTCHISON TELECOMMUNICATIONS PCS
                                            (USA) LIMITED


                                            By: ________________________________
                                                Title: